CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH "[***]" TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Exhibit 10.25

LEASE

BETWEEN

SPECTRUM TERRACE III LLC

AND

TARSUS PHARMACEUTICALS, INC.

LEASE
(Short Form)

THIS LEASE is made as of December 16, 2024 by and between **SPECTRUM TERRACE III LLC**, a Delaware limited liability company, hereafter called "**Landlord**," and **TARSUS PHARMACEUTICALS, INC.**, a Delaware corporation, hereafter called "**Tenant**."

ARTICLE 1. BASIC LEASE PROVISIONS

Each reference in this Lease to the "**Basic Lease Provisions**" means and refers to the following collective terms, the application of which is governed by the provisions in the remaining Articles of this Lease.

1. **Tenant's Trade Name**: N/A

2. **Premises**: Suite Nos. 300 and 400 (The Premises are more particularly described in Section 2.1.)

   Building: 17700 Laguna Canyon Road, Irvine, CA 92618

   Project: Spectrum Terrace® (as shown on **Exhibit Y** to this Lease)

3. **Permitted Use**: General office use, research and development, and for no other use.

4. **Estimated Commencement Date**: 330 days following the date of this Lease.

5. **Lease Term**: 120 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6. **Basic Rent**:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
1 to 12	$3.55	$211,672.30
13 to 24	$3.66	$218,231.16
25 to 36	$3.77	$224,790.02
37 to 48	$3.88	$231.348.88
49 to 60	$4.00	$238,504.00
61 to 72	$4.12	$245,659.12
73 to 84	$4.24	$252,814.24
85 to 96	$4.37	$260,565.62
97 to 108	$4.50	$268,317.00
109 to 120	$4.63	$276,068.38

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not then in Default (as defined in Section 14.1) beyond any notice and cure period, under this Lease, Tenant will be entitled to an abatement of Basic Rent in the aggregate amount of $656,756.20 (*i.e.*, $131,351.25 per month) (the "**Abated Basic Rent**") for the first 5 full calendar months of the Term (the "**Abatement Period**"). For clarity, during the Abatement Period, Tenant will pay the Basic Rent less the Abated Basic Rent in the amount of $80,321.05 per month. In the event this Lease is terminated by Landlord as a result of an uncured Default by Tenant occurring at any time during the Term, the unamortized portion of the Abated Basic Rent (based upon the full Abated Basic Rent being amortized on a straight-line basis over the initial 120-month Term) will be immediately due and payable to Landlord, but only to the extent Landlord is not otherwise "made whole" for such portion of the unamortized Abated Basic Rent through its recovery of leasehold damages in general. The payment by Tenant of the Abated Basic Rent in the event of a Default will not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent will be abated during the Abatement Period and all other Rent specified in this Lease will remain as due and payable.

7. **Expense Recovery Period**: Every twelve-month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8. **Floor Area of Premises**: approximately 59,626 rentable square feet

   Floor Area of Building: approximately 115,293 rentable square feet

9. **Security Deposit**: $2,560,000.00

10. **Broker(s)**: Irvine Management Company ("**Landlord's Broker**") is the agent of Landlord exclusively and CBRE, Inc. ("**Tenant's Broker**") is the agent of Tenant exclusively.

11. **Parking**: 239 parking spaces in accordance with the provisions set forth in **Exhibit F** to this Lease.

12. **Address for Payments and Notices**:

LANDLORD	**TENANT**
Payment Registration Address:	
Email to request an account for the Tenant Payment Portal.	Prior to the Commencement Date:
Notice Address:	TARSUS PHARMACEUTICALS, INC. 15440 Laguna Canyon Road, Suite 160 Irvine, CA 92618 Attn: General Counsel
with a copy of notices to:	
THE IRVINE COMPANY LLC 550 Newport Center Drive Newport Beach, CA 92660 Attn: Executive Vice President, Operations Office Properties	After the Commencement Date: TARSUS PHARMACEUTICALS, INC. 17700 Laguna Canyon Road, Suite 400 Irvine, CA 92618 Attn: General Counsel

LIST OF LEASE EXHIBITS (All exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A	Description of Premises
Exhibit B	Operating Expenses
Exhibit C	Utilities and Services
Exhibit D	Tenant's Insurance
Exhibit E	Rules and Regulations
Exhibit F	Parking
Exhibit G	Additional Provisions
Exhibit H	Landlord's Disclosures
Exhibit I	Letter of Credit Template
Exhibit X	Work Letter
Exhibit Y	Project Description

ARTICLE 2. PREMISES

2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in **Exhibit A** (the "**Premises**"), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the "**Floor Area**"). The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the "**Building**"), which is a portion of the project described in Item 2 (the "**Project**"). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct. Tenant will have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building. Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant.

2.2. ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of any of them for any purpose, except as set forth in this Lease. Tenant acknowledges that the flooring materials which may be installed within portions of the Premises located on the ground floor of the Building may be limited by the moisture content of the Building slab and underlying soils. The taking of possession or use of the Premises by Tenant for any purpose other than construction will conclusively establish that the Premises, the Building, and the Project were in satisfactory condition and in conformity with the provisions of this Lease in all respects. Nothing contained in this Section 2.2 will affect the commencement of the Term or the obligation of Tenant to pay Rent (as defined in Section 4.2).

2.3. GOOD WORKING ORDER WARRANTY. Landlord warrants to Tenant that the fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the Premises will be in good operating condition as of the day the Premises are delivered to Tenant. Provided that Tenant will notify Landlord of any non-compliance with the foregoing warranty not later than 60 days following the day the Premises are delivered to Tenant, then Landlord will, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord's sole cost and expense (and not as a Project Cost).

ARTICLE 3. TERM

3.1. GENERAL. The term of this Lease ("**Term**") will be for the period shown in Item 5 of the Basic Lease Provisions unless earlier terminated as expressly permitted in this Lease. The Term will commence ("**Commencement Date**") on the earlier of (a) 330 days following the date of this Lease, and (b) the date Tenant commences its regular business activities within the Premises. Promptly following request by Landlord, the parties will memorialize on a form provided by Landlord (the "**Commencement Memorandum**") the actual Commencement Date and the expiration date ("**Expiration Date**") of this Lease. If Tenant fails to execute and return the Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord's determination of the Commencement Date and the Expiration Date as set forth in the Commencement Memorandum will be conclusive.

3.2. EARLY ENTRY. Following the full execution of this Lease, payment of all deposits due hereunder and delivery of proper evidence of insurance pursuant to **Exhibit D** hereof, Tenant will be permitted to enter the Premises in order that it may construct the tenant improvements pursuant to the Work Letter. Tenant's access to the Premises prior to the Commencement Date will be subject to all of the terms and obligations of this Lease, including the indemnity provisions herein, except that Tenant will not be required to pay Basic Rent and Operating Expenses during that period unless it commences its business activities in the Premises.

ARTICLE 4. RENT AND OPERATING EXPENSES

4.1. BASIC RENT. From and after the Commencement Date, Tenant must pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the "**Basic Rent**"). If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 will be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. The Basic Rent will be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice will be required. An installment in the amount of 1 full month's Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions, and 1 month's estimated Tenant's Share of Operating Expenses, will be delivered to Landlord concurrently with Tenant's execution of this Lease.

4.2. OPERATING EXPENSES. Tenant must pay Tenant's Share of Operating Expenses, as defined in, and in accordance with, **Exhibit B** of this Lease. "**Rent**," as used in this Lease, means Basic Rent, Tenant's Share of Operating Expenses, parking charges, and all other additional Rent and other sums due from Tenant under this Lease.

4.3. SECURITY DEPOSIT. Concurrently with Tenant's delivery of this Lease, Tenant must deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the "**Security Deposit**"), to be held by Landlord as security for the full and faithful performance of Tenant's obligations under this Lease, to pay any Rent, including without limitation such additional Rent as may be owing under any provision hereof, and to maintain the Premises as required by this Lease (including, but not limited to Sections 7.1 and 15.2). Upon any Default by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant must within 5 business days after written demand by Landlord make a cash payment to Landlord in an amount sufficient to restore the Security Deposit to its original amount, subject to any contingent reductions in amount noted elsewhere in this Section 4.3. Landlord will not be required to keep the Security Deposit separate from its general funds, and Tenant will not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any Rent due under this Lease. Any unapplied balance of the Security Deposit will be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest in this Lease within 30 days following the termination of this Lease and Tenant's vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

If, (a) no Default has occurred under the Lease, (b) Tenant has sustained a market cap of at least $[***] for at least 45 consecutive days during the Term, and (c) Tenant provides Landlord with written notice of Tenant's satisfaction with Sections 4.3(a)-(b) (Sections 4.3(a)-(c) are collectively referred to herein as the "**Market Cap Conditions**"), the Security Deposit required under this Lease will be reduced to $[***] (*i.e.*, a reduction of $[***]), and Landlord will credit the applicable portion of the Security Deposit to the next then due Basic Rent within 45 days after the later to occur of (i) Landlord's receipt of Tenant's notice, and (ii) the Commencement Date.

If, (1) as of the 36th month of the Term, (2) no Default has occurred under the Lease, (3) Tenant has satisfied the Market Cap Conditions, (4) Tenant has been "cash flow positive," on an EBITDA (earnings before interest, taxes, depreciation, and amortization) basis during each financial quarter on a trailing basis during the immediately preceding 12-month period, as shown on Tenant's most current unaudited consolidated financial statement(s) (the "**Cash Flow Test**"), and (5) Tenant provides Landlord with written notice of Tenant's satisfaction with the Cash Flow Test after the 36th month, but before the expiration, of the Term (Sections 4.3(1)-(5) are collectively referred to herein as the "**Initial Cash Flow Conditions**"), the Security Deposit required under this Lease will be reduced to $[***] (*i.e.*, a reduction of $[***]), and Landlord will credit the applicable portion of the Security Deposit to the next then due Basic Rent within 45 days after the later to occur of (a) Landlord's receipt of Tenant's notice, and (b) the 36th month of the Term.

If (i) as of the 48th month of the Term, (ii) Tenant has satisfied the Initial Cash Flow Conditions, (iii) Tenant has satisfied the Cash Flow Test, and (iv) Tenant provides Landlord with written notice of Tenant's satisfaction of Sections 4.3(i)-(iv) after the 48th month, but before the expiration, of the Term, the Security Deposit required under this Lease will be reduced to $[***] (*i.e.*, a reduction of $[***]), and Landlord will credit the applicable portion of the Security Deposit to the next then due Basic Rent within 45 days after the later to occur of 1. Landlord's receipt of Tenant's notice, and 2. the 48th month of the Term.

4.4. LETTER OF CREDIT. In lieu of a cash Security Deposit, Tenant may deliver to Landlord, concurrently with Tenant's execution of this Lease, a letter of credit in the amount stated in Item 9 of the Basic Lease Provisions, which letter of credit will be in form and with the substance of **Exhibit I** attached hereto. The letter of credit will be issued by a financial institution acceptable to Landlord. For purposes of this Section 4.4, the term "**financial institution**" means a commercial, solvent, nationally recognized bank acceptable to Landlord in its sole and absolute discretion that: (a) is chartered under the laws of the United States, any State thereof or the District of Columbia, and which maintains deposits insured by the Federal Deposit Insurance Corporation ("**FDIC**"); (b) has a branch in California, at which draws on the letter of credit will be accepted; (c) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal, state, foreign, or common law; (d) is not a "bridge bank" or other successor (whether by asset sale, merger, or otherwise) to the financial institution that was the original issuer of the letter of credit, or any entity that is under the control of the FDIC as receiver or conservator, unless expressly approved by Landlord in its sole and absolute discretion in writing; and (e) who has a long-term rating of A- or higher (by Standard & Poors) or A3 or higher (by Moody's) (the "**Issuer Rating Requirements")** (collectively, the "**Letter of Credit Issuer Requirements**"). If at any time: (i) the financial institution does not meet any of the Letter of Credit Issuer Requirements; (ii) the financial institution is placed into receivership or conservatorship by the FDIC or any state or other governmental agency; or (iii) the financial institution is a "bridge" bank managed by the FDIC or other successor to the original issuing financial institution's obligations and Landlord does not consent to such new financial institution in its sole and absolute discretion, then the letter of credit will be deemed to no longer comply with the term and conditions of this Lease. In such event, within 5 business days following Landlord's notice to Tenant, Tenant will either (in Landlord's sole and absolute discretion): (X) cause another financial institution meeting each of the Letter of Credit Issuer Requirements set forth herein to issue and deliver to Landlord a replacement letter of credit that fully complies in all respects with the requirements of this Section 4.4; or (Y) deposit with Landlord cash in the required amount, which cash will be deemed to be letter of credit proceeds that Landlord will be entitled to use and apply in accordance with this Section 4.4 (and Section 4.3 above, to the extent applicable), and Tenant's failure to do so will, notwithstanding anything in this Lease to the contrary, constitute a Default for which there will be no notice or grace or cure periods applicable thereto, other than the aforesaid 5-day period set forth in Section 4.3 above. Tenant will be responsible for the payment of any and all costs incurred in connection with the review of any replacement letter of credit, which replacement is required pursuant to this Lease or is otherwise requested by Tenant or Landlord. On issuance and effectiveness of any replacement letter of credit acceptable to Landlord that is required or allowed by this Lease, the term "financial institution" will mean the issuer such letter of credit. The letter of credit will provide for automatic yearly renewals throughout the Term, and will have an outside expiration date (if any) that is not earlier than 60 days after the expiration of the Term. If the letter of credit is not continuously renewed through the period set forth above, or upon any breach under this Lease by Tenant, Landlord will be entitled to draw upon all or part of said letter of credit by the issuance of Landlord's sole written demand to the issuing financial institution. In the event of any such draw, Tenant will promptly provide Landlord with an additional letter of credit in an amount sufficient to restore the letter of credit to the amount required hereunder. Any such draw will be without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of any breach or Default hereunder by Tenant. Tenant waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

ARTICLE 5. USES

5.1. USE. Tenant will use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever without Landlord's prior written consent. Tenant will not do or permit anything to be done in or about the Premises which will in any way unreasonably interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor will Tenant permit any nuisance or commit any waste in the Premises, the Building, or the Project. Tenant will not perform any work or conduct any business whatsoever in the Project other than inside the Premises, the Licensed Area, or Conference Center, if available to Tenant under the Lease. Tenant will comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, and with all reasonable energy usage reporting requirements of Landlord. Pursuant to California Civil Code § 1938, Landlord represents that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access

Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

Landlord will correct, repair and/or replace any non-compliance of the Building and/or the Common Areas with all building permits and codes in effect and applicable as of the Commencement Date, including without limitation, the provisions of Title III of the Americans With Disabilities Act ("**ADA**"). Said costs of compliance will be Landlord's sole cost and expense and will not be part of Project Costs. Landlord will correct, repair or replace any non-compliance of the Building and the Common Areas with any revisions or amendments to applicable building codes, including the ADA, becoming effective after the execution of this Lease, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof) will be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including without limitation, in connection with Tenant's construction of any Alterations or other improvements in the Premises (and any resulting ADA compliance requirements in the Common Areas if Landlord will consent to same as more particularly provided in Section 7.3 of this Lease) and the operation of Tenant's business and employment practices in the Premises, will be the responsibility of Tenant at its sole cost and expense. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section 5.1 will be made promptly following notice of non-compliance from any applicable governmental agency.

5.2. SIGNS. Provided Tenant or an "Affiliate," as that term is defined in Section 9.2 below, continues to occupy at least seventy-five percent (75%) of the Premises, Tenant will have the non-exclusive right to one (1) exterior "building top" sign on the Building and one (1) position on each of the monument signs located at the entrances to the Building for Tenant's name (limited to "Tarsus" or "Tarsus Pharmaceuticals" or the name of an Affiliate, subject to the provisions for an "Objectionable Name" as hereinafter provided) and graphics, in the locations designated by Landlord, subject to Landlord's right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). In all events, Tenant's signage will not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of comparable institutionally owned office building located near the Building (an "**Objectionable Name**"). Except as provided in the foregoing, and except for Landlord's standard lobby directory signage and standard suite signage identifying Tenant's name (limited to "Tarsus" or "Tarsus Pharmaceuticals" or the name of an Affiliate, subject to the provisions for an "Objectionable Name" as hereinafter provided) and/or logo, Tenant will have no right to maintain signs in any location in, on or about the Premises, the Building or the Project and will not place or erect any signs that are visible from the exterior of the Building. The size, design, graphics, material, style, color and other physical aspects of any permitted sign will be subject to Landlord's written determination, as solely determined by Landlord, prior to installation, that signage is in compliance with any covenants, conditions or restrictions encumbering the Premises and Landlord's signage program for the Project, as in effect from time to time and approved by the City in which the Premises are located ("**Signage Criteria**"). Prior to placing or erecting any such signs, Tenant will obtain and deliver to Landlord a copy of any applicable municipal or other governmental permits and approvals, except to Landlord's standard suite signage. Tenant will be responsible for all costs of any permitted sign, including, without limitation, the fabrication, installation, maintenance and removal thereof and the cost of any permits therefor, except that Landlord will pay for the initial installation costs only of the standard suite signage. If Tenant fails to maintain its sign in good condition, or if Tenant fails to remove same upon termination of this Lease and repair and restore any damage caused by the sign or its removal, Landlord may do so at Tenant's expense. Landlord will have the right to temporarily remove any signs in connection with any repairs or maintenance in or upon the Building at Landlord's sole cost and expense. The term "**sign**" as used in this Section will include all signs, designs, monuments, displays, advertising materials, logos, banners, projected images, pennants, decals, pictures, notices, lettering, numerals or graphics. Tenant's exterior signage rights under this Section 5.2 belong solely to Tarsus Pharmaceuticals, Inc., a Delaware corporation, and any Affiliate assignee, and any attempted assignment or transfer of such rights (other than to an Affiliate) will be void and of no force and effect. If Tenant fails to have the exterior signage installed on or before 12 months following the Commencement Date, then Tenant's right to install same thereafter will be deemed null and void.

5.3. HAZARDOUS MATERIALS.

(a) For purposes of this Lease, the term "Hazardous Materials" means (i) any "hazardous material" as defined in Section 25501(n) of the California Health and Safety Code, (ii) hydrocarbons, polychlorinated biphenyls or asbestos, (iii) per- and polyfluoroalkyl substances (PFAS), (iv) any toxic or hazardous materials, substances, wastes or materials as defined pursuant to any other applicable state, federal or local law or regulation, and (v) any other substance or matter which may result in liability to any person or entity as a result of such person's possession, use, storage, release or distribution of such substance or matter under any statutory or common law theory.

(b) Tenant will not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Tenant will have the right, without obtaining prior written consent of Landlord, to utilize within the Premises a reasonable quantity of standard office products that may contain Hazardous Materials (such as photocopy toner, "Wite Out", and the like), provided however, that (i) Tenant will maintain such products in their original retail packaging, will follow all instructions on such packaging with respect to the storage, use and disposal of such products, and will otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section 5.3 will apply with respect to Tenant's storage, use and disposal of all such products. Landlord may, in its sole and absolute discretion, place such conditions as Landlord deems appropriate with respect to Tenant's use, storage and/or disposal of any Hazardous Materials requiring Landlord's consent. Notwithstanding anything to the contrary set forth herein, Tenant may utilize within the Premises those Hazardous Materials in kind and

content listed on the Survey Form (as defined in Section 5.3(c) below), provided, however, that Tenant must comply with all applicable laws with respect to such Hazardous Materials and all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant's generation, storage, use and disposal of such Hazardous Materials. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval in connection with the storage, use, release, and/or disposal of Hazardous Materials by Tenant on or about the Premises, and/or to conduct periodic inspections of the storage, generation, use, release and/or disposal of such Hazardous Materials by Tenant on and from the Premises, and Tenant agrees that any costs incurred by Landlord in connection therewith will be reimbursed by Tenant to Landlord as additional Rent hereunder upon demand.

(c) Prior to the execution of this Lease, Tenant will complete, execute and deliver to Landlord a Hazardous Material Survey Form (the "**Survey Form**") accessible here: https://form.jotform.com/220737091256051. For so long as the kinds and quantities of Hazardous Materials used by Tenant in the Premises are not materially different from those shown in the Survey Form, Tenant will not be required to purchase the Hazardous Materials "impairment" insurance specified in Section 1 of the attached **Exhibit D**. The completed Survey Form will be deemed incorporated into this Lease for all purposes, and Landlord will be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date until the expiration or sooner termination of this Lease, Tenant will disclose to Landlord in writing the names and amounts of all Hazardous Materials which were stored, generated, used, released and/or disposed of on, under or about the Premises for the twelve-month period prior thereto, and which Tenant desires to store, generate, use, release and/or dispose of on, under or about the Premises for the succeeding twelve-month period. In addition, to the extent Tenant is permitted to utilize Hazardous Materials upon the Premises, Tenant will promptly provide Landlord with complete and legible copies of all the following environmental documents relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, emergency response or action plans, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for Hazardous Materials; orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation, compliance, cleanup, remedial and corrective actions, and abatement of Hazardous Materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant's storage, generation, use, release and/or disposal of Hazardous Materials.

(d) Landlord and its agents will have the right, but not the obligation, to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any time to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant will provide Landlord with full access to all facilities, records and personnel related thereto. If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under, from or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees, subtenants or invitees, Landlord and its agents will have the right, but not the obligation, without limitation upon any of Landlord's other rights and remedies under this Lease, to immediately enter upon the Premises without notice and to discharge Tenant's obligations under this Section 5.3 at Tenant's expense, including without limitation the taking of emergency or long-term remedial action. Landlord and its agents will endeavor to minimize interference with Tenant's business in connection therewith, but will not be liable for any such interference. In addition, Landlord, at Tenant's expense, will have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees, subtenants or invitees of Hazardous Materials on, under, from or about the Premises.

(e) If the presence of any Hazardous Materials on, under, from or about the Premises or the Project caused or permitted by Tenant or its agents, employees, contractors, licensees, subtenants or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises or the Project, or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense, will promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant will not, without Landlord's prior written consent, which consent may be given or withheld in Landlord's sole and absolute discretion, take any remedial action in response to the presence of any Hazardous Materials on, under, from or about the Premises or the Project or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord's prior written consent will not be necessary in the event that the presence of Hazardous Materials on, under, from or about the Premises or the Project or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual and (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord's consent before taking such action. To the fullest extent permitted by law, Tenant will indemnify, hold harmless, protect and defend (with attorneys acceptable to Landlord) Landlord and any successors to all or any portion of Landlord's interest in the Premises and the Project and any other real or personal property owned by Landlord from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation attorneys' fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises, the Building or the Project and any other real or personal property owned by Landlord caused or permitted by Tenant, its agents, employees, contractors, licensees, subtenants or invitees. Such indemnity obligation will specifically include, without limitation, the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, the Building and the Project and any other real or personal property owned by Landlord, the preparation of any closure or other required plans, whether such action is required or necessary during the Term or after the expiration of this Lease and any loss of rental due to the inability to lease the Premises or any portion of the Building or Project as a result of such Hazardous Materials, the remediation thereof or any repair, restoration or cleanup related thereto. If it is at any time discovered that Tenant or its agents, employees, contractors, licensees, subtenants or invitees may have caused or permitted the release of any Hazardous Materials on, under, from or about the Premises, the Building or the Project or any other real or personal property owned by Landlord, Tenant will, at Landlord's request, promptly prepare and submit to Landlord a comprehensive plan, subject to

Landlord's approval, specifying the actions to be taken by Tenant to return the Premises, the Building or the Project or any other real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials. Upon Landlord's approval of such plan, Tenant will, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, promptly implement such plan and proceed to cleanup, remediate and/or remove all such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this Section 5.3(e) will expressly survive the expiration or sooner termination of this Lease.

(f) Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, certain facts relating to Hazardous Materials at the Project known by Landlord to exist as of the date of this Lease, as more particularly described in **Exhibit H** attached hereto. Tenant will have no liability or responsibility with respect to the Hazardous Materials facts described in **Exhibit H**, nor with respect to any Hazardous Materials which were not caused or permitted by Tenant, its agents, employees, contractors, licensees, subtenants or invitees. Notwithstanding the preceding two sentences, Tenant agrees to notify its agents, employees, contractors, licensees, subtenants, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant's attention. Tenant hereby acknowledges that this disclosure satisfies any obligation of Landlord to Tenant pursuant to California Health & Safety Code Section 25359.7, or any amendment or substitute thereto or any other disclosure obligations of Landlord.

ARTICLE 6. LANDLORD SERVICES

6.1. UTILITIES AND SERVICES. Landlord and Tenant will be responsible to furnish those utilities and services to the Premises to the extent provided in **Exhibit C**, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord's failure to furnish, or any interruption, diminishment or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (defined in Section 20.8) will not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent (except as otherwise set forth herein), nor relieve Tenant from the obligation to fulfill any covenant or agreement, except that Landlord will diligently attempt to restore the service or utility promptly. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive business days as a result of a service interruption that is reasonably within the control of Landlord to correct and through no fault of Tenant and for reasons other than as contemplated in Article 11, then Tenant, as its sole remedy, will be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive business day of the service interruption and ending on the day the service has been restored.

6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord will operate all Common Areas within the Building and the Project in a first class manner. The term "**Common Areas**" means all areas within the Building, Project and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space.

6.3. COMMON AREAS. The occupancy by Tenant of the Premises includes the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations set forth in **Exhibit E**. Landlord will at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose, provided that Tenant continues to be afforded reasonable access to and use of the Premises and parking areas (except in emergencies). To the extent feasible, all repairs will be performed at a time and in a manner so as not to unreasonably interfere with Tenant's normal business operations.

ARTICLE 7. REPAIRS AND MAINTENANCE

7.1. TENANT'S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Tenant at its sole expense will make all repairs necessary to keep the interior, non-structural portions of the Premises and all improvements and fixtures therein in good condition and repair. Tenant's maintenance obligation includes, without limitation, all appliances, interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises, together with any supplemental HVAC equipment servicing only the Premises. If Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant's request, Tenant will promptly reimburse Landlord as additional Rent for all reasonable costs incurred (including the standard supervision fee) upon submission of an invoice.

7.2. LANDLORD'S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Landlord will provide service, maintenance and repair with respect to the heating, ventilating and air conditioning ("**HVAC**") equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and will maintain in good repair the Common Areas, roof and roof membrane, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above. Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant will not make repairs at Landlord's expense or by rental offset. Except as expressly set forth in this Lease, there will be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor will any related activity by Landlord constitute an actual or constructive eviction. Tenant waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

7.3. ALTERATIONS. Except for cosmetic alteration projects that do not exceed $200,000.00 during each calendar year and that do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only Landlord's building standard materials (which work will require notice to Landlord but not Landlord's consent), Tenant will make no alterations, additions, decorations, or improvements (collectively referred to as "**Alterations**") to the Premises without the prior written

consent of Landlord, which such consent will not be unreasonably withheld, conditioned, or delayed. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable. Tenant will use Landlord's designated mechanical and electrical contractors, obtain all required permits for the Alterations and will perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord. Landlord will be entitled to a supervision fee in the amount of 5% of the cost of the Alterations. Landlord may elect to cause its architect to review Tenant's architectural plans, and the reasonable cost of that review will be reimbursed by Tenant. If the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant will, at its expense, furnish Landlord with as-built drawings and CAD/REVIT files compatible with Landlord's systems. Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, will become the property of Landlord and will be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord's approval, require Tenant to remove by the Expiration Date or sooner termination date of this Lease, all or any Alterations (including without limitation any Tenant Improvements constructed pursuant to the Work Letter) installed either by Tenant or by Landlord at Tenant's request (collectively, the "**Required Removables**"). In connection with its removal of Required Removables, Tenant will repair any damage to the Premises arising from that removal, and will restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

7.4. MECHANIC'S LIENS. Tenant will keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. If, within 20 days following Tenant's receipt of notice of the imposition of any lien, Tenant fails to cause the lien to be released of record by payment or posting of a proper bond in accordance with California Civil Code Section 8424 or any successor statute, then, in addition to all other available remedies, Landlord will have the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. Tenant will reimburse Landlord for all expenses so incurred by Landlord promptly following Landlord's demand. Tenant will give Landlord no less than 15 days' prior written notice before commencing construction of any kind on the Premises.

7.5. ENTRY AND INSPECTION. Except in emergencies or to provide Building services (in which case, no prior notice will be required), Landlord will, at all reasonable times and with reasonable prior verbal notice, have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final 12 months of the Term or when a Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of Rent, except as provided elsewhere in this Lease.

Tenant, at its own expense or as part of the Landlord Contribution (as defined in **Exhibit X** to this Lease), may provide its own locks to one or more areas within the Premises containing, in the aggregate, no more than 4,500 rentable square feet of the Premises (individually or collectively, as appropriate, the "**Secured Area**"). Tenant must provide Landlord with a key to each Secured Area, provided such key may only be used by Landlord to access the Secured Area in an emergency situation. Upon the Termination Date or earlier expiration or termination of this Lease or of Tenant's right to possession, Tenant must surrender all the Secured Area keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation, Landlord will contact Tenant, and Landlord and Tenant will arrange a mutually agreed upon time for Landlord to have such access. Landlord will comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines in its sole discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to use the Secured Area key to enter the Secured Area or, if the nature of the emergency makes it infeasible to retrieve the Secured Area key for such purpose, to forcibly enter the Secured Area. In such event, Tenant must pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord will have no obligation to provide either janitorial service or cleaning in the Secured Area.

ARTICLE 8. INTENTIONALLY OMITTED

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. RIGHTS OF PARTIES. Tenant will not, directly or indirectly, assign, transfer or encumber any interest in this Lease, sublease, or allow any third party to use any portion of the Premises (collectively or individually, a "**Transfer**") without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed if Landlord does not exercise its recapture rights. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, whether in a single transaction or a series of transactions, such change of ownership or control constitutes a Transfer. It is not unreasonable for Landlord to withhold consent to a Transfer: (i) if Tenant is in Default, (ii) to a proposed assignee or subtenant who is an existing tenant or occupant of the Building or Project, (iii) to a proposed assignee or subtenant who intends to generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project in violation of Section 5.3 of this Lease, or (iv) to a prospective tenant with whom Landlord or Landlord's affiliate has been actively negotiating, except that Landlord will not enforce this restriction if it does not have sufficient available space to accommodate the proposed transferee. Any attempted Transfer in violation of this Article will be a Default by Tenant and will, at Landlord's option, be void. Within 30 days after receipt of executed copies of the transfer documentation and such other information as Landlord may request (which may include a completed Hazardous Material Survey Form accessible here: https://form.jotform.com/220737091256051), Landlord will either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the Premises that Tenant is proposing to sublease if such sublease relates to at least a full floor for a period equal to all or substantially all of the remainder of the Term. Tenant waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease,

on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee. In no event will any Transfer release or relieve Tenant from any obligation under this Lease, as same may be amended. Tenant will pay Landlord a review fee of $1,000.00 for Landlord's review of any requested Transfer. Tenant will pay Landlord, as additional Rent, 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the sum of (i) the scheduled Rent payable by Tenant hereunder (or, in the event of a subletting of only a portion of the Premises, the Rent allocable to such portion as reasonably determined by Landlord) and (ii) the direct out-of-pocket costs, as evidenced by third party invoices provided to Landlord, incurred by Tenant to effect the Transfer, which costs will be amortized over the remaining Term of this Lease or, if shorter, over the term of the sublease. For purposes herein, such transfer costs will include all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including brokerage fees, legal fees, construction costs, and Landlord's review fee. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant will receive a credit against Rent in the amount of Tenant's share of payments received by Landlord.

9.2. PERMITTED TRANSFER. Notwithstanding anything to the contrary in this Lease, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant's assets, interests, or capital stock, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord and without the right of Landlord to recapture, provided that all of the following conditions are satisfied (a "**Permitted Transfer**"): (a) Tenant is not then in Default hereunder beyond any applicable notice and cure period; (b) the proposed assignee or subtenant does not intend to generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project in violation of Section 5.3 of this Lease; (c) Tenant gives Landlord written notice at least 10 business days prior to such Permitted Transfer; however, if prohibited by confidentiality, then Tenant will give Landlord written notice within 10 days after the effective date of the transfer; and (d) if Tenant ceases to exist as a going concern as a result of any merger or consolidation of Tenant or the sale of all or substantially all of the assets or interests of Tenant, the successor entity has a tangible net worth not less than the greater of the tangible net worth of Tenant (i) as of the date of this Lease, and (ii) immediately before the Permitted Transfer. "**Affiliate**" means an entity controlled by, controlling or under common control with Tenant. Tenant will not be obligated to pay Landlord a review fee or any Additional Rent or other consideration which Tenant receives as a result of a Permitted Transfer.

9.3. PERMITTED OCCUPANTS. Notwithstanding anything in this Article 9 to the contrary, Tenant will be permitted from time to time to permit individuals or entities with a business relationship with Tenant (which business relationship was not created solely in order to allow occupancy under this Section 9.3) ("**Permitted Occupants**") to temporarily occupy space within the Premises while performing services for Tenant and its clients, provided that (a) Tenant does not separately demise such space and the Permitted Occupants utilize, in common with Tenant, one common entryway for each floor of the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) the Permitted Occupants will not occupy, in the aggregate, more than 20% of the rentable area in the Premises; (c) the Permitted Occupants occupy space in the Premises for the Permitted Use and for no other purpose; (d) all such individuals or entities will be of a character and reputation consistent with the quality of the then-existing tenants in the Project; and (e) Tenant notifies Landlord, in writing, of the identity of any such Permitted Occupants prior to occupancy of any portion of the Premises by such Permitted Occupants. If any Permitted Occupants occupy any portion of the Premises as described herein, it is agreed that (i) the Permitted Occupants must comply with all provisions of this Lease, and a default by any Permitted Occupants will be deemed a Default by Tenant under this Lease; (ii) all notices required of Landlord under this Lease will be forwarded only to Tenant in accordance with the terms of this Lease and in no event will Landlord be required to send any notices to any Permitted Occupants; (iii) in no event will any use or occupancy of any portion of the Premises by any Permitted Occupant release or relieve Tenant from any of its obligations under this Lease; (iv) the Permitted Occupants and their employees, contractors and invitees visiting or occupying space in the Premises will be deemed contractors of Tenant for purposes of Tenant's indemnification obligations in Section 10.2; and (v) in no event will the occupancy of any portion of the Premises by Permitted Occupants be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupants, and, in all instances, Tenant will be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by the Permitted Occupants. The foregoing right for Permitted Occupants will in no way be deemed a Transfer.

ARTICLE 10. INSURANCE AND INDEMNITY

10.1. TENANT'S INSURANCE. Tenant, at its sole cost and expense, will provide and maintain in effect the insurance described in **Exhibit D**. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2. INDEMNITY. To the fullest extent permitted by law, but subject to Section 10.4 below, Tenant will defend, indemnify and hold harmless Landlord and Landlord's agents, employees, lenders, and affiliates, from and against any and all negligence, claims, liabilities, damages, costs or expenses including attorneys' fees and costs (collectively, "**Costs**") arising either before or after the Commencement Date which arise from or related to or are caused by (i) Tenant's use or occupancy of the Premises, the Building or the Common Areas thereof, or the Project or the Common Areas thereof, or (ii) the conduct of Tenant's business, or by any activity, work, or thing done, permitted or suffered by Tenant or Tenant's agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas thereof, or the Project or the Common Areas thereof, or (iii) by any Default in the performance of any obligation on Tenant's part to be performed under this Lease, or (iv) any act, omission or negligence on the part of Tenant or Tenant's agents, employees, subtenants, vendors, contractors, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord's defense in any action covered by this Section 10.2 through counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing, Tenant will not be obligated to indemnify Landlord against any liability or expense to the extent it is ultimately determined that the same was caused by the sole negligence or willful misconduct of Landlord, its agents, contractors or employees; provided that if such a finding of Landlord's sole negligence or willful misconduct with respect to Costs is made, Landlord will reimburse Tenant (but not Tenant's insurer) for the reasonable and actual defense costs incurred by Tenant in connection with such Costs. Tenant will in all cases for which Tenant has indemnification obligations under this Lease accept any tender of defense of any action or proceeding in which Landlord is named or made

a party, within 14 days of the tender and will, notwithstanding any allegations of sole negligence or willful misconduct on the part of Landlord, defend Landlord as provided herein until a final determination of sole negligence or willful misconduct is made. Costs also include all of Landlord's attorneys' fees, litigation costs, investigation costs and court costs and all other costs, expenses and liabilities incurred by Landlord or its counsel from the date Landlord first receives Notice that any claim or demand is to be made or may be made. Tenant will also tender the action or proceeding to its insurer, and request coverage for its indemnity obligations to Landlord. For purposes of this Section 10.2, "***Landlord***" includes Landlord and Landlord's directors, officers, shareholders, members, agents and employees. Tenant's and Landlord's obligations under this Section 10.2 survive the termination of this Lease. To the fullest extent permitted by law, but subject to Sections 10.3 and Section 10.4 below, Landlord will defend, indemnify and hold harmless Tenant and Tenant's agents, employees, and affiliates from and against any Cost arising, either before or after the Commencement Date, from or are related to or are caused by the sole negligence or willful misconduct of Landlord, its agents, employees, or contractors with respect to the operation, maintenance or repair of the Common Areas.

10.3. WAIVER OF CLAIMS. Unless caused by the sole negligence or willful misconduct of Landlord, its agents, employees, or contractors with respect to clauses (ii) and (iii) below, but subject to Section 10.4 below, Landlord will not be liable to Tenant, its employees, agents and invitees, and Tenant waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition (including, but not limited to, (i) acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, (ii) fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises, or (iii) the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building), whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord be liable for Tenant's loss or interruption of business or income (including without limitation, Tenant's consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.4. WAIVER OF SUBROGATION. Landlord and Tenant waive all rights of recovery against the other on account of loss and damage to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver will not apply to the extent of Tenant's obligation to pay deductibles under any such policies and this Lease.

ARTICLE 11. DAMAGE OR DESTRUCTION

11.1. RESTORATION.

(a) If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord will repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord's insurance, including without limitation earthquake insurance. If Landlord elects not to repair the damage for any of the preceding reasons, Landlord will so notify Tenant in the "Casualty Notice" (as defined below), and this Lease will terminate as of the date of delivery of that notice.

(b) As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord will notify Tenant in writing ("**Casualty Notice**") of Landlord's election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice will set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds 270 days and if the damage is so extensive as to reasonably prevent Tenant's substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice. In addition, Tenant will have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by casualty and such damage cannot reasonably be repaired within 60 days after Tenant's receipt of the Casualty Notice; (b) there is less than 1 year of the Term remaining on the date of the casualty; (c) the casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 10 days after the date of Tenant's receipt of the Casualty Notice.

(c) In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord will repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease will continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant will assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Alterations. Within 15 days of demand, Tenant will also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations.

(d) From and after the casualty event, the rental to be paid under this Lease will be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.4, the cost of any repairs will be borne by Tenant, and Tenant will not be entitled to rental abatement or termination rights, if the damage is due to the gross negligence or willful misconduct of Tenant or its employees, subtenants, contractors, invitees or representatives.

11.2. LEASE GOVERNS. The provisions of this Lease, including without limitation Section 11.1, will govern any damage or destruction and will accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under law, by eminent domain or private purchase in lieu thereof (a "**Taking**"). Landlord will also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord's ability to profitably operate the remainder of the Building or Project. The termination will be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. All compensation awarded for a Taking will be the property of Landlord. The provisions of this Lease will govern any Taking and will accordingly supersede any contrary statute or rule of law.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

13.1. SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "**Mortgage**"). The party having the benefit of a Mortgage will be referred to as a "**Mortgagee**." This clause will be self-operative, but upon request from a Mortgagee, Tenant will execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefitting Tenant. Alternatively, a Mortgagee will have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, will attorn to any successor to Landlord's interest in this Lease in the event of a foreclosure of any Mortgage. Any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure will not be responsible for any act or omission of a prior landlord, will not be subject to any offsets or defenses Tenant may have against a prior landlord, and will not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing will not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that Landlord's Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord's then current Mortgagee on such Mortgagee's then current standard form of agreement. "Reasonable efforts" of Landlord will not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant will be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee's form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord's failure to obtain a non-disturbance, subordination and attornment agreement for Tenant will have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

13.2. ESTOPPEL CERTIFICATE. Tenant will, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).

ARTICLE 14. DEFAULTS AND REMEDIES

14.1. TENANT'S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events will constitute a "**Default**" by Tenant:

(a) The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 5 business days after written notice from Landlord to Tenant.

(b) Except where a specific time period is otherwise set forth for Tenant's performance in this Lease (in which event the failure to perform by Tenant within such time period will be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant. However, if the nature of the failure is such that more than 30 days are reasonably required for its cure, then Tenant will not be deemed to be in Default if Tenant commences the cure within 30 days, and thereafter diligently pursues the cure to completion.

(c) Any guarantor of this Lease ("**Guarantor**") fails to pay its debts as they become due, admits in writing its inability pay its debts, makes a general assignment for the benefit of creditors, Guarantor's financial statements are intentionally false, or Guarantor declares bankruptcy or is otherwise declared to be insolvent and Tenant fails to provide Landlord with a guaranty from a substitute guarantor that is acceptable to Landlord in Landlord's sole business judgment, taking into account Tenant's financial obligations under this Lease.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord will not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2. LANDLORD'S REMEDIES. In addition to all other rights or remedies of Landlord set forth in this Lease, if a Default occurs, Landlord has all rights available to Landlord under California law, without further notice or demand to Tenant, including, without limitation, the right to terminate this Lease. In addition, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). In any case in which Landlord re-enters and occupies the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises as Landlord deems best, relet all or any part of the Premises and receive the rents therefor, and none of these actions constitutes a termination of this Lease, a

release of Tenant from any liability, or result in the release of any Guarantor. Landlord will not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent or other charges later becoming due by any re-entry of the Premises pursuant to this Section 14.2, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord has first given Tenant notice that it is terminating this Lease. Any notice given by Landlord pursuant to Section 14.1 will be in lieu of, and not in addition to, any notice required by Section 1161 of the California Code of Civil Procedure or superseding statute. Any payment of Rent following Landlord's delivery of notice to Tenant pursuant to Section 14.1 will not constitute acceptance of Rent. If Landlord elects to terminate this Lease pursuant to the provisions of this Section 14.2, damages will include, without limitation, the remedy and measure of damages specified pursuant to California Civil Code Section 1951.2, which will include the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of Rent loss Tenant proves could have been reasonably avoided. Notwithstanding anything to the contrary contained in this Lease, if Tenant is in Default, Landlord may, at Landlord's sole option, take any action to attempt to cure such Default, and in such event, if Landlord performs work in lieu of or on behalf of Tenant or pays any charges on behalf of Tenant, then in addition to the costs incurred by Landlord to perform such work or to pay such charges, Tenant will pay to Landlord a fee equal to 15% of the amount incurred by Landlord as reimbursement of Landlord's estimated costs of Landlord's actions.

14.3. LATE PAYMENTS. Any Rent due under this Lease that is not paid to Landlord within 5 business days of the date when due will bear interest at the maximum rate permitted by law from the date due until fully paid and if any Rent due from Tenant will not be received by Landlord or Landlord's designee within 5 business days after the date due, then Tenant will pay to Landlord, in addition to the interest, a late charge for each delinquent payment equal to the greater of (i) 5% of that delinquent payment and (ii) $100.00. Notwithstanding the foregoing, Landlord will not assess a late charge or interest for the first late payment in each 12-month period unless Tenant has not cured such late payment within three (3) business days from receipt of written notice from Landlord.

14.4. DEFAULT BY LANDLORD. Landlord will not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord's obligation is such that more than 30 days are required for its performance, then Landlord will not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

14.5. EXPENSES AND LEGAL FEES. If either Landlord or Tenant brings any action in connection with this Lease, the prevailing party will be entitled to recover as a part of the action its reasonable attorneys' fees, and all other reasonable costs. The prevailing party for the purpose of this paragraph will be determined by the trier of the facts.

14.6. JUDICIAL REFERENCE/ WAIVER OF JURY TRIAL. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) will be resolved (and a decision will be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 14.6 will apply to an unlawful detainer action. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND, TO THE EXTENT PERMITTED BY LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

14.7. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. If Tenant recovers a money judgment against Landlord, such judgment will be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15. END OF TERM

15.1. HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term), such tenancy will constitute a tenancy at sufferance only and possession will be subject to all of the terms of this Lease, except that the monthly Rent will be 150% of the total monthly Rent for the month immediately preceding the date of termination; which amount will be pro-rated on a daily basis for each day of a holdover of less than 5 days only. The acceptance by Landlord of monthly hold-over Rent in a lesser amount will not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant will indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord under this Lease or at law.

15.2. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant will quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord's obligation excepted, and will remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and will perform all work required under Section 7.3 of this Lease. If Tenant will fail to comply with the provisions of this Section 15.2, and remove any personal property within 10 days following the expiration or earlier termination of this Lease, such personal property will be conclusively deemed to have been abandoned, then Landlord may effect the removal and/or make any repairs, without notice and without incurring any liability to Tenant, and the cost to Landlord will be additional Rent payable by Tenant upon demand. Tenant hereby waives all rights under and benefits of Section 1993.03 of the California Civil Code, or any similar or successor laws now or hereafter in effect and authorizes Landlord to dispose of

any personal property remaining at the Premises following the expiration or earlier termination of this Lease without further notice to Tenant.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord will be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, all payments will be due and payable within 10 business days after demand. All payments requiring proration will be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service or by any courier or "overnight" express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), will be deemed delivery and receipt of the notice as of the date of attempted delivery. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them will be deemed as service upon all of them.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as **Exhibit E**, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted by Landlord from time to time.

ARTICLE 18. BROKER'S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord will be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys' fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD'S INTEREST

Landlord will have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project or Lease, including the Security Deposit, and upon transfer Landlord will be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

ARTICLE 20. INTERPRETATION

20.1. NUMBER. Whenever the context of this Lease requires, the words "Landlord" and "Tenant" include the plural as well as the singular.

20.2. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each are joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them will be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.3. SUCCESSORS. Subject to Sections 13.1 and 22.1 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant will extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section 20.3 is intended, or will be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

20.4. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.5. CONTROLLING LAW/VENUE. This Lease is governed by and interpreted in accordance with the laws of the State of California. Tenant irrevocably consents to the jurisdiction and venue of the state and federal courts for the county where the Premises are located.

20.6. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, is held to be invalid or unenforceable to any extent, the remainder of this Lease will not be affected and each term and provision of this Lease will be valid and enforceable to the fullest extent permitted by law.

20.7. WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease will not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties will not be deemed to render unnecessary the obtaining of that party's consent to any subsequent act. No breach of this Lease will be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.8. INABILITY TO PERFORM. If either party is delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party (each, an "**event of force majeure**"), then the performance of the work or the doing of the act will be excused for the

period of the delay and the time for performance will be extended for a period equivalent to the period of the delay. The provisions of this Section 20.8 will not operate to excuse Tenant from the prompt payment of Rent.

20.9. ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

20.10. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, and subject to the other provisions of this Lease, Tenant has the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.11. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns. The expiration of the Term, whether by lapse of time, termination or otherwise, will not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

ARTICLE 21. EXECUTION

21.1. COUNTERPARTS; DIGITAL SIGNATURES. This Lease may be executed in one or more counterparts, each of which will constitute an original and all of which will be one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Lease electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the "**Approved Service**"). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Lease. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process, and each party waives any claim which it may have against the enforceability of this Lease based on the use of the Approved Service.

21.2. CORPORATE AND PARTNERSHIP AUTHORITY. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant is for examination purposes only, and does not constitute an offer to or option for Tenant to lease the Premises unless and until Landlord has executed and delivered this Lease to Tenant.

21.4. BROKER DISCLOSURE. By the execution of this Lease, each of Landlord and Tenant acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified in Item 10 of the Basic Lease Provisions, which acknowledgement and confirmation is expressly made for the benefit of Tenant's Broker identified in Item 10 of the Basic Lease Provisions. If there is no Tenant's Broker so identified in Item 10 of the Basic Lease Provisions, then such acknowledgement and confirmation is expressly made for the benefit of Landlord's Broker. By the execution of this Lease, Landlord and Tenant are executing the confirmation of the agency relationships set forth in Item 10 of the Basic Lease Provisions.

ARTICLE 22. MISCELLANEOUS

22.1. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease will result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord. Tenant will comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee's Mortgage.

22.2. SDN LIST. Landlord and Tenant hereby represent and warrant that neither Landlord or Tenant or any of its respective officers, directors, employees, partners, members or other principals of Tenant (collectively, "**Tenant Parties**") is listed as a Specially Designated National and Blocked Person ("**SDN**") on the list of such persons and entitles issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). If Tenant or any Tenant Party is or becomes listed as an SDN, Tenant will be deemed in breach of this Lease and Landlord will have the right to terminate this Lease immediately upon written notice to Tenant.

22.3. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant will keep such confidential information strictly confidential and will not disclose such confidential information to any person or entity other than Tenant's financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to

prospective subtenants or assignees under this Lease or pursuant to legal requirement, or third parties conducting bona fide transaction diligence on Tenant and who are under obligations of confidentiality to Tenant.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:	**TENANT:**
SPECTRUM TERRACE III LLC, a Delaware limited liability company	TARSUS PHARMACEUTICALS, INC., a Delaware corporation
By: /s/ Jonathan H. Brinsden	By: /s/ Bobak Azamian
Jonathan H. Brinsden Group President Commercial Properties	Bobak Azamian Chief Executive Officer
By: /s/ Roger DeWames	By: /s/ Jeff Farrow
Roger DeWames Division President Office Properties	Jeff Farrow Chief Financial Officer and Chief Strategy Officer